Exhibit 99.1

VIVUS, Inc.	Investor Relations:
Timothy E. Morris	The Trout Group
Chief Financial Officer	Brian Korb
morris@vivus.com	bkorb@troutgroup.com
646-378-2923

VIVUS UPDATES EUROPEAN FILING STRATEGY FOR QSIVA

MOUNTAIN VIEW, Calif., September 20, 2013 — VIVUS, Inc. (NASDAQ: VVUS) today announced it has submitted to the European Medicines Agency (EMA) a request for scientific advice regarding use of a pre-specified interim analysis from the AQCLAIM cardiovascular outcomes trial (CVOT) to support the resubmission of the marketing authorization application (MAA) for approval in Europe of Qsiva™ for obesity under the centralized procedure. In order to accommodate advice from the European authorities, VIVUS anticipates that patient enrollment for the AQCLAIM study will commence in first quarter 2014.

“Our plan is on track to maximize the value of Qsiva in Europe and we believe that leveraging the AQCLAIM CVOT data is a prudent and scientifically sound approach, guided by our European senior advisors,” said Seth Fischer, CEO of VIVUS. “We look forward to working with the European authorities to bring Qsiva to patients suffering from obesity and related comorbidities.”

About AQCLAIM

The AQCLAIM (A Qsymia CardiovascuLAr morbIdity and Mortality) study is a randomized, double-blind, placebo-controlled multicenter clinical trial designed to assess the long-term treatment effect of Qsymia on the incidence of major adverse cardiovascular events in overweight and obese subjects with confirmed cardiovascular disease. This study is among the postmarketing requirements determined by FDA in conjunction with the approval of Qsymia.

About Qsiva

Qsiva is marketed in the U.S. under the brand name Qsymia®. Qsymia (phentermine and topiramate extended-release) capsules CIV is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in patients with hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the timing and substance of the EMA’s scientific advice relating to our CVOT and the resubmission of the MAA, the timing of the resubmission of the MAA, if any, the results of the CVOT, regulatory agency interpretation of and agreement with the data from the CVOT, and risks related to the failure to obtain or maintain regulatory authority clearances or approvals. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013 and by the Form 10-K/A filed on June 12, 2013, and periodic reports filed with the Securities and Exchange Commission.